Exhibit 99.1

Tandy Brands Accessories, Inc.	Investor Relations:
J.S.B. Jenkins	Integrated Corporate Relations
President/Chief Executive Officer	Bill Zima (203) 682-8200
(817) 548-0090	Media Relations:
britt_jenkins@tandybrands.com	Monarch Communications, Inc.
Jeff Siegel (516) 569-4271
TANDY BRANDS REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS
ARLINGTON, Texas—November 13, 2007—Tandy Brands Accessories, Inc. (Nasdaq GM:TBAC) today announced financial results for the quarter ended September 30, 2007.
For the first quarter of fiscal 2008, net sales were $39.5 million compared to $57.2 million in the first quarter of fiscal 2007. This decline was due to the previously disclosed and continuing slowdown in replenishment orders from one of our largest customers as a result of their inventory management program and lower sales to other customers in a challenging retail environment. The Company reported a net loss of $1.7 million, or $0.25 per diluted share, compared to net income of $2.8 million, or $0.41 per diluted share, reported in the first quarter of fiscal 2007.
J.S.B. Jenkins, President and Chief Executive Officer, commented, “We are disappointed with our first quarter performance. We continue to face the challenges of the slowdown in orders from one of our key customers and a challenging retail environment. However, we anticipate that the remainder of fiscal 2008 should benefit from the strategic initiatives we have implemented over the past 22 months. Among these initiatives are the exit from low-margin categories and a focus on increasing our core lines of men’s, women’s and boys’ accessories, and the move to shift manufacturing exclusively to our overseas partners which will result in lower production costs. Moreover, fiscal 2008 should benefit from the roll-out of our three newest licenses, Eileen West, Goodyear Tire and Geno d’Lucca. Across our operations, we see opportunities to add new doors, new products, and new licenses which will not only fuel our growth, but help to temper the seasonality of our business and improve our profitability,” concluded Jenkins.

Dividend Declared
The Board of Directors approved a quarterly dividend of $0.04 per common share payable January 18, 2008 to shareholders of record at the close of business on December 31, 2007. This is the Company’s 18th consecutive quarterly dividend and the fourth at the $0.04 per share level which was increased on February 1, 2007.
Credit Line Amendment
At September 30, 2007 the Company did not meet the leverage ratio and the fixed charge coverage ratio covenants required by its $75 million unsecured revolving credit facility due to the pretax loss for the quarter. The lenders have granted a waiver for this non-compliance in conjunction with certain amendments to the facility.
Conference Call Information
Investors and interested parties will have the opportunity to listen to management’s discussion of Tandy Brands’ first quarter results in a conference call to be held today, November 13, 2007, at 10:00 a.m. ET. The dial-in number for the conference call is 480-293-1744. A live webcast of the conference call will be broadcast at: www.viavid.net. A replay of the conference call will be available through November 20, 2007 and can be accessed by dialing 303-590-3030; conference pin code 3805160.

About Tandy Brands Accessories, Inc.
Tandy Brands Accessories, Inc. designs and markets fashion accessories for men, women and children. Key product categories include belts, wallets, handbags, suspenders, neckwear, gifts and sporting goods. Merchandise is sold under various national brand names as well as private labels to all major levels of retail distribution, including the ROLFS e-commerce web site at www.rolfs.net.
Safe Harbor Language
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the industry in general and in the Company’s specific market areas, inflation, changes in costs of goods and services and economic conditions in general and in the Company’s specific market area. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.

TANDY BRANDS ACCESSORIES, INC.
Consolidated Statements of Operations
(in thousands except per share amounts)
(unaudited)

	Three Months Ended
	September 30
	2007	2006
Net sales	$39,464	$57,199
Cost of goods sold	26,634	36,172

Gross margin	12,830	21,027
Selling, general and administrative expenses	14,441	14,795
Depreciation and amortization	976	1,221

Total operating expenses	15,417	16,016

Operating (loss) income	(2,587)	5,011
Interest expense	(280)	(436)
Royalty and other income	45	55

(Loss) income before income taxes	(2,822)	4,630
Income taxes (benefit)	(1,087)	1,801

Net (loss) income	$(1,735)	$2,829

(Loss) earnings per common share	$(0.25)	$0.42
(Loss) earnings per common share assuming dilution	$(0.25)	$0.41
Cash dividends declared per common share	$0.04	$0.0275
Common shares outstanding	6,826	6,675
Common shares outstanding assuming dilution	6,826	6,864

TANDY BRANDS ACCESSORIES, INC.
Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30	June 30
	2007	2007
ASSETS
Current assets:
Cash and cash equivalents	$3,573	$4,076
Accounts receivable	33,226	31,357
Inventories	68,071	64,372
Deferred income taxes	3,662	3,454
Other current assets	3,716	3,879

Total current assets	112,248	107,138
Property and equipment	37,427	38,928
Accumulated depreciation	(27,918)	(28,380)

Net property and equipment	9,509	10,548
Goodwill	16,462	16,361
Other intangibles	4,707	4,882
Other assets	1,677	1,734

	$144,603	$140,663

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,984	$16,903
Accrued expenses	4,618	6,439
Notes payable	13,000	6,069

Total current liabilities	33,602	29,411
Other liabilities:
Supplemental executive retirement obligation	1,681	1,587
Deferred income taxes	302	389
Other liabilities	2,589	1,369

Total other liabilities	4,572	3,345
Stockholders’ equity:
Common stock	6,962	6,912
Additional paid-in capital	34,194	33,616
Retained earnings	64,364	66,967
Other comprehensive income	1,854	1,326
Shares held by Benefit Restoration Plan Trust	(945)	(914)

Total stockholders’ equity	106,429	107,907

	$144,603	$140,663